Exhibit 3.2

AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED BYLAWS OF

AMERICAN MORTGAGE ACCEPTANCE COMPANY

This Amendment No. 3 (the “Amendment”) to the Amended and Restated Bylaws (the “Bylaws”) of American Mortgage Acceptance Company, a real estate investment trust (the “Company”), was approved by the Company’s Board of Trustees effective as of March 19, 2007. Capitalized terms used and not otherwise defined herein shall for all purposes of this Amendment have the respective meanings as specified in the Bylaws.

RECITALS

WHEREAS, pursuant to the resolutions adopted on March 19, 2007, the Board of Trustees of the Company resolved to amend the Bylaws to eliminate the restriction on investing in the equity securities of any non-governmental issuer.

NOW THEREFORE, the Bylaws shall be amended as follows:

1.	Amendments.

a.            Section 5.7(k). Section 5.7(k) is hereby deleted in its entirety and the balance of the numbering in Section 5.7 is hereby renumbered accordingly.

2.	No Further Amendments.

Except to the extent expressly amended by the terms of this Amendment, all terms and condition of the Bylaws shall remain in full force and effect in accordance with their terms.